Exhibit 99.3

MEREDITH CORPORATION

OFFER TO EXCHANGE

ITS 6.500% SENIOR SECURED NOTES DUE 2025, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 6.500% SENIOR SECURED NOTES DUE 2025.

, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                 , 2021 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), Meredith Corporation (the “Company”) and certain subsidiaries of the Company (the “Guarantors”), are offering to exchange (the “Exchange Offer”) an aggregate principal amount of up to $300,000,000 of its 6.500% Senior Secured Notes due 2025 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 6.500% Senior Secured Notes due 2025 (the “Outstanding Unregistered Notes”) in integral multiples of $2,000 and multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal.

The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Unregistered Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by Holders (as defined in the Letter of Transmittal) thereof. The Outstanding Unregistered Notes are fully and unconditionally guaranteed on a senior unsecured basis (the “Unregistered Guarantees”) by the Guarantors, and the Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis (the “Exchange Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the Exchange Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Unregistered Guarantees of the Outstanding Unregistered Notes for which such Exchange Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the Exchange Guarantees for the Unregistered Guarantees, references to the “Exchange Notes” include the related Exchange Guarantees and references to the “Outstanding Unregistered Notes” include the related Unregistered Guarantees. The Company will accept for exchange any and all Outstanding Unregistered Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING UNREGISTERED NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.

The Letter of Transmittal for your use in connection with the tender of Outstanding Unregistered Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.

A form of letter, including a letter of instructions to a beneficial Holder from a registered owner, which you may use to correspond with your clients for whose accounts you hold Outstanding Unregistered Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 2021 (THE “EXPIRATION DATE”), UNLESS THE COMPANY OTHERWISE EXTENDS THE EXCHANGE OFFER.

To participate in the Exchange Offer, Certificates for Outstanding Unregistered Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Unregistered Notes into the account of U.S. Bank National Association (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Unregistered Notes being tendered.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Unregistered Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Unregistered Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If Holders of the Outstanding Unregistered Notes wish to tender, but (i) certificates (the “Certificates”) for such Outstanding Unregistered Notes are not immediately available or (ii) such Holders cannot deliver their Certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) such Holders cannot complete the procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

MEREDITH CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.